EXHIBIT 11.3
                       EARNINGS (LOSS) PER SHARE
                       FULLY DILUTED COMPUTATION
        FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
           (IN MILLIONS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                    At September 30,
                                               -----------------------
                                                   1996         1995
                                               ----------   ----------
Basis for computation of fully diluted
  earnings per share:

  Earnings before extraordinary item,
   as reported                                 $     28.6 $     32.1
  Add interest charges on convertible debt            1.8        1.8
  Less provision for taxes                            (.7)       (.7)
                                               ----------  ----------
  Earnings before extraordinary item,
   as adjusted                                       29.7       33.2
  Extraordinary loss - debt retirement                7.5
                                               ----------  ----------

  Net earnings applicable to common stock      $     22.2 $     33.2
                                               ==========  ==========

Number of shares:

  Weighted average shares outstanding         93,629,449   92,220,755
  Conversion of convertible subordinated
    notes into common stock                    3,619,783    3,622,040
                                              ----------   ----------
  Total common and common equivalent
   shares assuming full dilution              97,249,232   95,842,795
                                              ==========   ==========

Fully diluted earnings per share:

  Earnings before cumulative effect of
   accounting change and extraordinary item   $      .31   $      .35
  Extraordinary loss - debt retirement              (.08)
                                              ----------   ----------
  Net earnings                                $      .23   $      .35
                                              ==========   ==========

This calculation is submitted in accordance with Regulation S-K item 601(b)(11). However, under APB Opinion No. 15, calculation of fully diluted earnings (loss) per share would exclude the conversion of convertible securities which would have an antidilutive effect on earnings (loss) per share for each period.